CERTIFICATE OF THE SECRETARY OF PRECIDIAN ETFS TRUST
CERTIFYING RESOLUTIONS APPROVING JOINT FIDELITY
BOND AND JOINT INSURANCE AGREEMENT

THE UNDERSIGNED, the duly appointed Secretary of Precidian ETFs Trust, a Delaware statutory trust registered as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), does hereby certify that the resolutions set forth below were approved by the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" of the Trust, as defined by Section 2(a)(19) of the 1940 Act, on June 28, 2011, at a special meeting of the Board (the "Meeting"):

WHEREAS, it is proposed that the Trust purchase fidelity bond coverage written by Federal Insurance Company, a member of the Chubb Group of Insurance Companies (the "Fidelity Bond") for a one-year period commencing no later than the effective date of the Trust's Registration Statement on Form N-1A; and

WHEREAS, such Fidelity Bond will provide for coverage of the Trust and certain affiliated parties, including certain employees of Precidian Funds LLC, the Trust's investment adviser
(the "Advisor"), as described in the Insurance Agreement(s) in the form as presented to the Board at this meeting.

NOW THEREFORE, BE IT RESOLVED, that the appropriate officers of the Trust and the Advisor are authorized and directed to obtain the Fidelity Bond to provide coverage for each officer and employee of the Trust and the Advisor who may singly, or jointly with others, have access to the securities or funds of the Trust, either directly or through authority to draw upon such funds or to direct generally the disposition of those securities, in that amount approved or ratified by the Board from time to time; and is further

RESOLVED, that the Board, including all trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) ("Independent Trustees"), has determined that the form, terms and the amount of the Fidelity Bond (which is in the amount of $250,000 to cover, among others, officers and employees f the Trust, in accordance with Rule 17g-1 under the 1940 Act), re reasonable, after reviewing the terms of the Fidelity Bond and having given due consideration to, among other things, the estimated value of the aggregate assets of the Trust, or its series, to which any person covered under the Fidelity Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Trust or its series, and the nature of the securities held by the Trust or its series; and is further

RESOLVED, that if the Fidelity Bond is a joint bond, that the portion of the aggregate premium for the Fidelity Bond to be allocated to the Trust or its series will, in accord with the Joint Insurance Agreement between the Trust and the Advisor
(the "Joint Insurance Agreement"), be based upon a comparison with the premium that would have been paid if the insurance coverage were purchased separately by the insured parties and is fair and reasonable to the Trust or its series, taking into consideration, among other things, the number of parties named as insureds, the nature of the business activities of such parties, the amount of the joint insured bond; the amount of the premium to be allocated among all parties as insureds; and the extent to which the share of the premium allocated to the Trust, or its series, is less than the premium that the Trust, or its series, would have had to pay if it had provided and maintained a single insured bond; and is further

RESOLVED, that the Board, including a majority of the Independent Trustees, at least annually will review the Fidelity Bond to determine whether the Fidelity Bond is reasonable in form and amount; and is further

RESOLVED, that the appropriate officers of the Trust and the Advisor be, and each of them acting alone hereby is, designated and directed to make the filings and give the notices required by Rule 17g-1 of the 1940 Act, including all filings and notices required by Rule 17g-1(g), and is further

RESOLVED, that, provided that the Fidelity Bond is issued in the form, in the amount, and with the terms described, the Fidelity Bond is approved by the Board, including all Independent Trustees; and is further

RESOLVED, that the Joint Insurance Agreement with respect to the Fidelity Bond, in substantially the form as presented at the meeting, be, and it hereby is, approved, subject to such changes as counsel shall recommend.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust this 29th day of June, 2011.



  /s/ Stuart Thomas
  ------------------------
  Stuart Thomas
  Secretary